Exhibit T3E-4

Waste Connections, Inc.

Invites Holders of Its

Floating Rate Convertible Subordinated Notes Due 2022

(CUSIP Nos. 941053AC4 and 941053AD2)

To Exchange Their Notes for

Floating Rate Convertible Subordinated Notes Due 2022

(CUSIP No. 941053AE0)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 2004, UNLESS EXTENDED BY THE COMPANY (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

June 16, 2004

To Our Clients:

      Enclosed for your consideration are an offering circular, dated June 16, 2004 (as amended or supplemented from time to time, the “Offering Circular”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer by Waste Connections, Inc. (the “Company”) to exchange (the “Exchange Offer”) $1,000 in principal amount of Floating Rate Convertible Subordinated Notes due 2022 (the “New Notes”) for each $1,000 in principal amount of Floating Rate Convertible Subordinated Notes due 2022 (the “Old Notes”) of the Company held by the registered holders thereof (the “Holders”).

      This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account or benefit but not registered in your name. A tender of such Old Notes may only be made by us as the registered holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal, which we urge you to read carefully.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer.

      Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. New Notes will not be issuable in exchange for Old Notes so withdrawn. Any permitted withdrawal of Old Notes may not be rescinded, and any Old Notes properly withdrawn will afterwards be deemed not validly tendered for purposes of the Exchange Offer. Withdrawn Old Notes may, however, be re-tendered by again following one of the appropriate procedures described in the Offering Circular and in the Letter of Transmittal at any time before the Expiration Date.

      Your attention is directed to the following:

1. The Exchange Offer is subject to certain conditions set forth in the section titled “The Exchange Offer — Conditions to the Exchange Offer,” in the Offering Circular.

2. The Exchange Offer is for any and all of the outstanding Old Notes.

3. If you desire to tender your Old Notes pursuant to the Exchange Offer, we must receive your instructions in ample time to permit us to effect a tender of Old Notes prior to the Expiration Date.

4. Any transfer taxes incident to the transfer of Old Notes from the holder to the Company will be paid by the Company, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

      If you wish to have us tender any or all of your Old Notes held by us for your account or benefit pursuant to the Exchange Offer, please so instruct us by completing, executing and returning to us the instruction form included with this letter. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used directly by you to tender Old Notes held by us and registered in our name for your account.

Very truly yours,

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INSTRUCTIONS TO REGISTERED HOLDER FROM BENEFICIAL OWNER

WITH RESPECT TO THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Waste Connections, Inc. (the “Company”) with respect to the Old Notes of the Company. This will instruct you to tender with respect to the principal amount of Old Notes indicated below (or, if no number is indicated below, all Old Notes) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

Floating Rate Convertible Subordinated Notes due 2022

$ ________________________ (Aggregate Amount of Old Notes to be tendered)*

☐ Please do not tender any Old Notes held by you for any account.

Dated:

Signature(s)**:

Print name(s) here**:

Print Address(es):

Area Code and Telephone Number(s):

Area Code and Facsimile Number(s):

Tax Identification or Social Security Number(s):

My Account Number(s) with you:

      None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, we will tender all of the Old Notes held by us for your account unless we receive specific contrary instructions.

*	If no aggregate principal amount of the Notes is specified, the Holder will be deemed to have tendered his or her Notes with respect to the entire aggregate principal amount of Notes that such Holder holds.

**	If Notes are beneficially owned by two or more Beneficial Owners, all such owners must sign.

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